Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Celularity Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Units, each consisting one share of Class A common stock, par value $0.0001 per share, and one warrant (2)(3)	457(o)	—	—	—	—	$0
Fees to Be Paid	Equity	Shares of Class A common stock included as part of Units (4)	457(g)	—	—	—	—	$0
Fees to Be Paid	Other	Warrants included as part of Units (4)	457(g)	—	—	—	—	$0
Fees to Be Paid	Equity	Shares of Class A Common Stock issuable upon exercise of warrants (2) (3)	457(o)	—	—	$99,187,500	0.0000927	$9,194.68
Fees to Be Paid	Other	Underwriter’s warrants(4)	457(g)	—	—	—	—	$0
Fees to Be Paid	Equity	Shares of Class A common stock issuable upon exercise of underwriter’s warrants(2)(5)	457(g)	—	—	—	—	$0
Fees Previously Paid	Equity	Shares of Class A common stock (2)(3)	457(o)	—	—	$86,250,000	0.0000927	$7,995.38
Fees Previously Paid	Other	Underwriter’s warrants(4)	457(g)	—	—	—	—	$0
Fees Previously Paid	Equity	Shares of Class A common stock underlying underwriter’s warrants(2)(5)	457(g)	—	—	$862,500	0.0000927	$79.96
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$186,300,000		$17,270.02
	Total Fees Previously Paid							$8,075.34
	Total Fee Offsets							$0
	Net Fee Due							$9,194.68

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

In addition to the shares of Class A common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of shares of Class A common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the warrants registered hereby.

(3)	Includes shares of Class A common stock and/or warrants that may be sold pursuant to the underwriters’ over-allotment option
(4)	No fee pursuant to Rule 457(g) of the Securities Act.
(5)

The underwriter’s warrants are exercisable for a number of shares of Class A common stock equal to up to 1% of the number of total shares of Class A common stock included in the Units sold in this offering, including upon exercise the option to purchase additional securities, at an exercise price equal to 100% of the public offering price per Unit.